Exhibit 99.1

Clean Energy Fuels Corp. and Subsidiaries

Summary of Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information should be read together with the consolidated balance sheet of Clean Energy Fuels Corp. (the “Registrant”) and its majority and wholly owned subsidiaries (the Registrant and such subsidiaries referred to collectively as the “Company”) as of December 31, 2016, the consolidated statement of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company for the year ended December 31, 2016, and the notes thereto. The consolidated financial statements of the Company as of and for the year ended December 31, 2016 are included in the Annual Report on Form 10-K filed by the Registrant with the Securities and Exchange Commission (“SEC”) on March 7, 2017.

On March 31, 2017, the Registrant and its indirect subsidiary Clean Energy Renewable Fuels, LLC (“Renewables”) completed the disposition of certain assets and liabilities (collectively, the “Assets”) related to the Company’s renewable natural gas (“RNG”) business. The following unaudited pro forma consolidated balance sheet as of December 31, 2016 has been prepared to give effect to the disposition of the Assets as if it had occurred on December 31, 2016, and the following unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 has been prepared to give effect to the disposition of the Assets as if it had occurred on January 1, 2016.

This unaudited pro forma financial information has been prepared for informational purposes only and is not necessarily indicative of future results or of actual results that would have been achieved if the disposition of the Assets had been consummated as of the dates indicated.

Clean Energy Fuels Corp. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

December 31, 2016

(in thousands, except share data)	As Reported (a)	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$36,119	$18,557	(b)	$54,676
Restricted cash	6,996	(5,165	)(c)	1,831
Short-term investments	73,718	—		73,718
Accounts receivable, net of allowance for doubtful accounts of $1,063	79,432	(11,601	)(c)	67,831
Other receivables	21,934	123,487	(b)	145,421
Inventories	29,544	(372	)(c)	29,172
Prepaid expenses and other current assets	14,021	(131	)(c)	13,890

Total current assets	261,764	124,775		386,539
Land, property and equipment, net	483,923	(42,273	)(c)	441,650
Notes receivable and other long-term assets, net	16,377	(1,860	)(c)	14,517
Investments in other entities	3,475	(833	)(d)	2,642
Goodwill	93,018	(27,011	)(e)	66,007
Intangibles, net	38,700	—		38,700

Total assets	$897,257	$52,798		$950,055

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	5,943	(1,417	)(c)	4,526
Accounts payable	23,637	(595	)(c)	23,042
Accrued liabilities	52,601	(1,544	)(c)	51,057
Deferred revenue	7,041	—		7,041

Total current liabilities	89,222	(3,556)		85,666
Long-term portion of debt and capital lease obligations	241,433	(8,897	)(c)	232,536
Long-term debt, related party	65,000	—		65,000
Other long-term liabilities	7,915	(2,493	)(c)	5,422

Total liabilities	403,570	(14,946)		388,624

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding no shares	—	—		—
Common stock, $0.0001 par value. Authorized 224,000,000 shares; issued and outstanding 145,538,063 shares	15			15
Additional paid-in capital	1,090,361	2,530	(f)	1,092,891
Accumulated deficit	(603,836)	65,214	(g)	(538,622)
Accumulated other comprehensive loss	(17,675)	—		(17,675)

Total Clean Energy Fuels Corp. stockholders’ equity	468,865	67,744		536,609

Noncontrolling interest in subsidiary	24,822	—		24,822

Total stockholders’ equity	493,687	67,744		561,431

Total liabilities and stockholders’ equity	$897,257	$52,798		$950,055

Clean Energy Fuels Corp. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2016

(in thousands, except per share data)	As Reported (a)	Pro Forma Adjustments		Pro Forma
Revenue:
Product revenue	$351,038	$(29,661	)(h)	$321,377
Service revenue	51,618	—		51,618

Total revenue	402,656	(29,661)		372,995

Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	229,958	(6,854	)(h)	223,104
Service cost of sales	25,592	—		25,592
Gain from change in fair value of derivative warrants	(22)	—		(22)
Selling, general and administrative	105,503	(3,621	)(i)	101,882
Depreciation and amortization	59,262	(3,251	)(i)	56,011

Total operating expenses	420,293	(13,726)		406,567

Operating loss	(17,637)	(15,935)		(33,572)
Interest expense	(29,595)	990	(i)	(28,605)
Interest income	827	—		827
Other expense, net	(306)	—		(306)
Loss from equity method investments	(22)	—		(22)
Gain from extinguishment of debt, net	34,348	—		34,348

Loss before income taxes	(12,385)	(14,945)		(27,330)

Income tax expense	(1,339)	207	(i)	(1,132)

Net loss	$(13,724)	$(14,738)		$(28,462)
Loss attributable to noncontrolling interest	1,571	—		1,571

Net loss attributable to Clean Energy Fuels Corp.	(12,153)	(14,738)		(26,891)

Loss per share:
Basic and diluted	$(0.10)	(0.13)		$(0.23)
Weighted average common shares outstanding
Basic and diluted	119,395,423			119,395,423

The unaudited pro forma financial information as of and for the year ended December 31, 2016 includes the following adjustments (amounts in thousands):

(a) As reported in the Annual Report on Form 10-K filed by the Registrant with the SEC on March 7, 2017.

(b) Represents the receipt from BP Products North America, Inc. (“BP”) of consideration in exchange for the disposition of the Assets, totaling $30,000 in cash and a promissory note for $123,487, less estimated transaction costs paid or payable by the Company, cash payments to certain Renewables unit option holders, and cash and cash equivalents, totaling $11,443 that are attributable to the Assets.

(c) Represents the disposition of the Assets.

(d) Represents the disposition of Renewable’s investments in certain joint ventures formed to develop two new RNG production facilities, which are included in the Assets.

(e) Represents the removal of the relative fair value of goodwill attributable to the Assets.

(f) Represents the removal of additional paid-in capital related to (i) stock -based compensation expense attributable to former personnel of the Registrant that became employees of BP upon the disposition of the Assets, and (ii) the exchange of Renewables’ unit option awards for awards of fully vested shares of the Registrant’s common stock upon the disposition of the Assets.

(g) Represents the estimated gain on disposition of the Assets as if they were disposed on December 31, 2016. This gain is not reflected in the accompanying unaudited pro forma consolidated statement of operations because it is a nonrecurring item that is directly related to the transaction.

(h) Represents the removal of revenue and cost of sales related to the Assets, net of expected royalty revenue to be received after disposition of the Assets from the Company’s purchase of RNG from BP and sale of such RNG as Redeem™, the Company’s RNG vehicle fuel.

(i) Represents the removal of operating and tax expenses related to the Assets that were incurred during the year ended December 31, 2016.